Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lake City Bank Parent Announces
4% Increase in Quarterly Dividend

Warsaw, Indiana (January 9, 2024) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, announced that the Board of Directors approved a quarterly cash dividend for the first quarter of 2024 of $0.48 per share, payable February 5, 2024, to shareholders of record as of January 25, 2024. The quarterly dividend represents a 4% increase over the quarterly dividend rate of $0.46 per share paid in 2023.

“Lake City Bank's consistently strong operating performance has contributed to an exceptionally strong capital base. Our dividend increase reflects both our confidence in the future and our success over a very long period of time,” stated David M. Findlay, Chairman and Chief Executive Officer.

Lake City Bank, a $6.4 billion bank headquartered in Warsaw, Indiana, is the seventh largest bank headquartered in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 53 branch offices in northern and central Indiana, delivering technology-driven solutions in a client-centric way to individuals and businesses. The bank is the single bank subsidiary of Lakeland Financial Corporation (Nasdaq Global Select/LKFN). For more information visit www.lakecitybank.com.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of the COVID-19 pandemic, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

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